Exhibit 2.6

The supplemental consolidating data includes separate legal entity data for the Company's entities, Bitcoin Depot Operating, LLC (“BT OpCo”), BT HoldCo, LLC (“BT HoldCo”), and Bitcoin Depot Inc. ("PubCo"). This information is presented to highlight the separate financial statement impacts of the entities.

Management determined that EPS was not presented for periods prior to the Merger as it was not considered to be meaningful. Supplemental consolidating data is as follows (in thousands):

	September 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$31,236	$51	$942	$—	$32,229
Cryptocurrencies	1,311	—	—	—	1,311
Accounts receivable	380	—	—	—	380
Prepaid expenses and other current assets	4,990	331	2,132	—	7,453
Total current assets	37,917	382	3,074	—	41,373
Property and equipment:
Furniture and fixtures	635	—	—	—	635
Leasehold improvements	172	—	—	—	172
Kiosk machines - owned	32,086	—	—	—	32,086
Kiosk machines - leased	20,004	—	—	—	20,004
Total property and equipment	52,897	—	—	—	52,897
Less: accumulated depreciation	(25,350)				(25,350)
Total property and equipment, net	27,547	—	—	—	27,547
Intangible assets, net	2,698	—	—	—	2,698
Goodwill	8,717	—	—	—	8,717
Operating lease right-of-use assets, net	2,814	—	—	—	2,814
Security deposits	736	—	—	—	736
Deferred tax asset	41	—	3,521	—	3,562
Due from related parties	9,722	—	296	(10,018)	—
Investment in Subsidiary	—	(984)	—	984	—
Total Assets	$90,192	$(602)	$6,891	$(9,034)	$87,447

	September 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Liabilities and Stockholders’ (Deficit) Equity
Current:
Accounts payable	$11,914	$3	$48	$—	$11,965
Accrued expenses	17,587	—	2,609	—	20,196
Notes payable	4,860	—	—	—	4,860
Income taxes payable	1,876	—	(521)	—	1,355
Deferred revenue	201	—	—	—	201
Operating lease liabilities, current portion	887	—	—	—	887
Current installments of obligations under finance leases	3,931	—	—	—	3,931
Other tax payable	—	—	2,236	—	2,236
Total current liabilities	41,256	3	4,372	—	45,631
Long-term liabilities:
Note payable, non-current	41,864	—	—	—	41,864
Operating lease liabilities, non-current	1,983	—	—	—	1,983
Obligations under finance leases, non-current	2,856	—	—	—	2,856
Deferred income tax, net	852	—	—	—	852
Due to related parties	296	—	9,722	(10,018)	—
Tax receivable agreement liability	—	—	2,126	—	2,126
Total Liabilities	89,107	3	16,220	(10,018)	95,312
Commitments and Contingencies (Note 22)
Stockholders’ (Deficit) Equity
Series A Preferred Stock, $0.0001 par value; 50,000,000 authorized, 3,075,000 and 3,125,000 shares issued and outstanding, at June 30, 2024 and December 31, 2023, respectively	—	484	—	(484)	—
Class A common stock, $0.0001 par value; 800,000,000 authorized, 17,345,855 and 13,602,691 shares issued, and 17,155,211 and 13,482,047 shares outstanding at June 30, 2024 and December 31, 2023, respectively	—	6,881	1	(6,881)	1
Class B common stock, $0.0001 par value; 20,000,000 authorized, no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—	—	—	—
Class E common stock, $0.0001 par value; 2,250,000 authorized, 1,075,761 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—	—	—	—
Class M common stock, $0.0001 par value; 300,000,000 authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—	—	—	—
Class O common stock, $0.0001 par value; 800,000,000 authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—	—	—	—
Class V common stock, $0.0001 par value; 300,000,000 authorized, 41,193,024 and 44,100,000 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—	4	—	4
Treasury stock	—	—	(437)	—	(437)
Stock subscriptions receivable	—	—	—	—	—
Additional paid-in capital	—	4,115	20,550	(3,530)	21,135
Retained earnings (accumulated deficit)	—	(15,030)	(29,244)	6,573	(37,701)
Equity attributed to Bitcoin Depot Inc.	(1,372)	(44)	—	1,416	—
Accumulated other comprehensive loss	(191)	—	(203)	190	(204)
Total Stockholders’ (Deficit) Equity and Equity Attributable to Bitcoin Depot Inc.	(1,563)	(3,594)	(9,329)	(2,716)	(17,202)
Equity attributable to non-controlling interests	2,648	2,989	—	3,700	9,337
Total Stockholders’ (Deficit) Equity	1,085	(605)	(9,329)	984	(7,865)
Total Liabilities and Stockholders’ (Deficit) Equity	$90,192	$(602)	$6,891	$(9,034)	$87,447

	Nine Months Ended September 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$436,876	$4,432	$—	$(4,432)	$436,876
Cost of revenue (excluding depreciation and amortization)	370,848	—	—	—	370,848
Operating expenses:	—	—	—	—
Selling, general, and administrative	41,637	—	2,425	—	44,062
Depreciation and amortization	8,184	—	—	—	8,184
Total operating expenses	49,821	—	2,425	—	52,246
Income from operations	16,207	4,432	(2,425)	(4,432)	13,782
Other (expense) income:
Interest expense	10,724	—	7	—	10,731
Other (expense) income	(132)	—	(11)	—	(143)
(Loss) on foreign currency transactions	294	—	—	—	294
Total other (expense) income	10,886	—	(4)	—	10,882
Income (loss) before provision for income taxes and non-controlling interest	5,321	4,432	(2,421)	(4,432)	2,900
Income tax (expense) benefit	(913)	—	434	—	(479)
Net (loss) income	4,408	4,432	(1,987)	(4,432)	2,421
Net income (loss) attributable to non-controlling interest in subsidiary	(84)	(84)	—	7,627	7,459
Net (loss) income attributable to Bitcoin Depot Inc.	4,492	4,516	(1,987)	(12,059)	(5,038)
Other comprehensive income (loss), net of tax
Net (loss) income	4,408	4,432	(1,987)	(4,432)	2,421
Foreign currency translation adjustments	(1)	—	—	—	(1)
Total comprehensive (loss) income	4,407	4,432	(1,987)	(4,432)	2,420
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	(84)	(84)	—	7,627	7,459
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$4,491	$4,516	$(1,987)	$(12,059)	$(5,039)

	Three Months Ended September 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$135,271	$2,847	$—	$(2,847)	$135,271
Cost of revenue (excluding depreciation and amortization)	112,853	—	—	—	112,853
Operating expenses:	—	—	—	—
Selling, general, and administrative	13,866	—	828	—	14,694
Depreciation and amortization	2,245	—	—	—	2,245
Total operating expenses	16,111	—	828	—	16,939
Income from operations	6,307	2,847	(828)	(2,847)	5,479
Other (expense) income:
Interest expense	2,900	—	7	—	2,907
Other (expense) income	(103)	—	—	—	(103)
(Loss) on foreign currency transactions	29	—	—	—	29
Total other (expense) income	2,826	—	7	—	2,833
Income (loss) before provision for income taxes and non-controlling interest	3,481	2,847	(835)	(2,847)	2,646
Income tax (expense) benefit	(659)	—	312	—	(347)
Net (loss) income	2,822	2,847	(523)	(2,847)	2,299
Net income (loss) attributable to non-controlling interest in subsidiary	(128)	(128)	—	3,494	3,238
Net (loss) income attributable to Bitcoin Depot Inc.	2,950	2,975	(523)	(6,341)	(939)
Other comprehensive income (loss), net of tax
Net (loss) income	2,822	2,846	(523)	(2,846)	2,299
Foreign currency translation adjustments	(19)	—	—	—	(19)
Total comprehensive (loss) income	2,803	2,846	(523)	(2,846)	2,280
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	(128)	(128)	—	3,481	3,225
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$2,931	$2,974	$(523)	$(6,327)	$(945)